Exhibit 99.1

Urban Edge Properties		For Additional Information:
888 Seventh Avenue		Mark Langer, EVP and
6th Floor		Chief Financial Officer
New York, NY 10019
(212) 956-0082

FOR IMMEDIATE RELEASE:

Urban Edge Properties Closes Acquisition of $325 Million, Seven Asset Portfolio

New York, NY, May 25, 2017 - Urban Edge Properties (NYSE: UE) today announced that it has closed on the acquisition of seven retail assets comprising 1.5 million square feet of gross leasable area, predominately in the New York City metropolitan area, for $325 million. The portfolio was privately owned for more than three decades and is currently 83% leased.

The contributors exchanged their property interests for approximately $122 million of UE operating partnership units valued at $27.02 per unit. UE assumed approximately $33 million of existing mortgage debt, issued approximately $126 million of new non-recourse, secured mortgage debt and funded the remaining $44 million in cash.

The acquired portfolio includes:

Property	Location	GLA SF	Occupancy	Key Tenants

Yonkers Gateway Center	Yonkers, NY	436,770	88%	Burlington, Best Buy, DSW, PetSmart, Alamo Drafthouse Cinema
The Plaza at Woodbridge	Woodbridge, NJ	413,013	81%	Raymour & Flanigan, Toys "R" Us, Best Buy
The Plaza at Cherry Hill	Cherry Hill, NJ	412,969	74%	Raymour & Flanigan, Aldi, LA Fitness
Manchester Plaza	Manchester, MO	130,934	89%	Academy Sports, Bob's Furniture
Millburn Gateway Center	Millburn, NJ	102,725	97%	Trader Joe's, CVS, PetSmart
21 E Broad St/One Lincoln Plaza	Westfield, NJ	21,908	100%	PNC Bank, Five Guys, Cake Boss
Total		1,518,319	83%

Newmark Grubb Knight Frank represented the contributors in the transaction. Goodwin Procter LLP served as legal advisor to UE and Ira Meislik of Meislik & Meislik coordinated the legal team advising the contributors.

ABOUT URBAN EDGE PROPERTIES
Urban Edge Properties is a NYSE-listed real estate investment trust focused on managing, developing, redeveloping and acquiring retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 92 properties totaling 16.7 million square feet of gross leasable area.